CONTACT:	FOR IMMEDIATE RELEASE
Laura Hughes	April 26, 2021
Executive Vice President
Chief Marketing Officer
(563)589-2148
lhughes@htlf.com

HEARTLAND FINANCIAL USA, INC. (“HTLF”)
Mark Falb resigns from HTLF Board after more than 40 years of combined service to HTLF and Dubuque Bank & Trust (“DBT”)

April 26, 2021 —Dubuque, IA. Heartland Financial USA, Inc. (NASDAQ: HTLF) announced that Mark Falb has decided to resign from the HTLF Board of Directors effective April 20, 2021. Mr. Falb has provided leadership to the HTLF Board since 2001, most recently serving as Vice Chairman of the Board and Chair of the Audit Committee.

“In 2001, when Mark joined our Board, we were nearing $2B in assets and we operated in 3 states, Iowa, Illinois and Wisconsin. Today we have grown assets to $18B and operate in 11 states, with more than 60% of our assets in the Southwest and Western United States,” said Lynn B Fuller, HTLF executive operating chairman. “Mark’s 40-plus-years of combined service on the DBT and HTLF Boards has contributed to our company’s growth and success and we are grateful.” concluded Fuller.

“HTLF has benefited from Mark’s leadership and oversight of our Audit Committee.,” shared Bruce K. Lee, president and chief executive officer, HTLF. “Mark has contributed to the vitality of our company and our community,” stated Lee.

“It’s been an honor and privilege to serve on the HTLF and DBT Boards,” said Falb. “HTLF and each of its banks has exceptional leadership and are positioned to grow and prosper long into the future.”

Mr. Falb is Chairman of the Board and chief executive officer of Kendall/Hunt Publishing. Other Boards and Appointments include: Past Board member, Dubuque Bank & Trust, President of Board of Directors, Iowa Scholarship Fund, since 1997; Vice President of the Grand Opera House Foundation since 2006; Lifetime Member on the Board of Trustees for the University of Dubuque since 2015.

About HTLF
Heartland Financial USA, Inc., operating under the brand name HTLF, is a financial services company with assets of approximately $18 billion. HTLF has banks serving communities in Arizona, California, Colorado, Illinois, Iowa, Kansas, Minnesota, Missouri, Montana, New Mexico, Texas and Wisconsin. HTLF is committed to its core commercial business, supported by a strong retail operation, and provides a diversified line of financial services including residential mortgage, wealth management, investment and insurance. Additional information is available at www.htlf.com.

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